Exhibit 99.1

ISTA Pharmaceuticals, Inc. Reports Fourth Quarter and Year End 2005 Financial Results

IRVINE, Calif., Feb. 23 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) a specialty pharmaceutical company focused on the commercialization and development of unique and uniquely improved products for serious conditions of the eye, today reported financial results for the fourth quarter and year ended December 31, 2005.

ISTA reported net revenue for the fourth quarter and year ended December 31, 2005 of $3.7 million and $10.7 million, respectively. Net product sales for the fourth quarter and year ended December 31, 2005 were $3.6 million and $10.4 million, respectively. Net product sales for the fourth quarter 2005 included Xibrom(TM) net sales of $1.5 million, Istalol(R) net sales of $1.4 million and Vitrase(R) net sales of $0.7 million.

The net loss for the fourth quarter and year ended December 31, 2005 was $10.7 million (or $0.41 per share) and $38.5 million (or $1.51 per share), respectively, compared with a net loss of $9.7 million (or $0.50 per share) and $40.4 million (or $2.22 per share) for the same periods in 2004. At December 31, 2005, ISTA had cash and cash equivalents of $38.6 million.

“2005 was a busy and productive year for us. We finished 2005 with $10.7 million in annual sales, the majority of which occurred in the second half of the year after we expanded our sales force to over 70 representatives. During the fourth quarter, we experienced an acceleration in prescription activity and orders that has positioned us well for revenue growth in 2006. In addition, we added a strong steroid product to our pipeline and initiated and completed enrollment in two clinical studies for two other products in our pipeline,” said Vicente Anido, Jr. President and Chief Executive Officer of ISTA. “Finally, we strengthened our balance sheet by raising additional capital early in 2005 and adding a credit facility, so that we ended the year in a strong cash position.”

Revenue for the quarter and year ended December 31, 2005 was $3.7 million and $10.7 million, respectively, as compared to ($95,000) and $1.9 million, respectively for the same periods in 2004. The increase in revenue for the 2005 periods resulted from increased sales of Istalol(R) and the launch of the Company’s second and third products, Vitrase(R) (for use as a spreading agent) and Xibrom(TM) (for the treatment of ocular inflammation and pain following cataract surgery), respectively during 2005. Because of increasing demand for its products during the fourth quarter and year ended 2005, ISTA decreased its sales return allowance by $0.2 million and $0.5 million, respectively and had a corresponding increase in net product sales during the fourth quarter and year ended 2005. As of December 31, 2005, ISTA maintained a reserve of $0.8 million recorded as a sales return allowance. ISTA recognizes product sales upon shipment to the customer and records and adjusts reserves based upon estimated and actual returns.

Product gross margin for the fourth quarter and year ended December 31, 2005 was $2.4 million (or 66% of net product sales) and $6.8 million (or 66% of net product sales), respectively, as compared to no product gross margin and $192,000 (or 12% of net product sales), respectively, for the same periods in 2004. The increase in gross product margin for the 2005 periods is primarily due to changes in the Company’s product mix resulting from launching two new products in 2005 and the reversal of a portion of the ISTA’s sales return allowance which increased net product sales and gross margin during the fourth quarter and year ended 2005 by $0.2 million and $0.5 million, respectively, or 5% of net product sales during both the fourth quarter and year ended 2005.

Research and development expenses for the fourth quarter and year ended December 31, 2005 were $5.0 million and $16.6 million, respectively, as compared to $3.5 million and $15.6 million during the same periods of 2004. The increase in research and development expenses for 2005 was primarily the result of an increase in clinical development costs, which include clinical investigator fees, study monitoring costs and data management costs, due to the commencement and completion during the second half of 2005 of the fixed combination product tobramycin 0.3% and prednisolone acetate 1.0% Phase III study and the ecabet sodium Phase IIb study.

Selling, general and administrative expenses for the fourth quarter and year ended December 31, 2005 were $8.7 million and $30.6 million, respectively, as compared to $5.4 million and $25.8 million for the same periods in 2004. The increase in the 2005 periods primarily resulted from higher sales and marketing expenses associated with the commercial launch of Vitrase (for use as a spreading agent) and Xibrom during 2005 and increased administrative costs related to expanding the Company’s operations and other general corporate expenses, such as facility and personnel costs. In addition, during the fourth quarter of 2005, ISTA experienced higher marketing expenses due to participation in key industry meetings. During 2004, ISTA recorded a one-time expense of $10.0 million in connection with the Company’s reacquisition from Allergan, Inc. of all rights to market and sell Vitrase(R) for all uses in the United States and other specified markets.

2005-6 Corporate Highlights:

•	Increased net product sales in 2005 in excess of 500% compared to the prior year

•	Completed transition to a commercial business by hiring its own sales force and completing the launch of its second and third products

•	Successfully completed a public offering of its common stock for proceeds of $56.2 million, before offering expenses and underwriting discounts, and secured a credit facility to finance working capital needs in 2006

•	Added two new products to its R&D pipeline, Tobra/Pred and a strong steroid

Xibrom(TM)

•	Received FDA approval for Xibrom for inflammation following cataract surgery - March 2005

•	Launched Xibrom - June 2005

•	Received FDA approval for Xibrom expanded indication to treat pain following cataract surgery - January 2006

•	Grew Xibrom total prescriptions by 65% fourth quarter over third quarter 2005

Istalol(R)

•	Grew Istalol total prescriptions by 26% fourth quarter over third quarter 2005

Vitrase(R)

•	Launched Vitrase for use as a spreading agent - January 2005

•	Obtained reimbursement codes from the Center for Medicare and Medicaid Services Fixed Combination Product - Tobramycin 0.3% and prednisolone acetate 1.0%

•	Filed an Investigational New Drug (IND) application for a fixed combination product - April 2005

•	Completed enrollment of the fixed combination product Phase III study by the end of 2005 and announced positive results during the first quarter of 2006

Ecabet Sodium

•	Filed an IND for ecabet sodium for the treatment of dry eye Phase IIb - March 2005

•	Completed enrollment of ecabet sodium Phase IIb study by the end of 2005

•	Announced positive Phase IIb results during the first quarter of 2006

ISTA will host a conference call with a simultaneous webcast today, February 23, 2006 at 10:30 AM Eastern Time, to discuss its fourth quarter and full year 2005 results. To access the live conference call, U.S. and Canadian participants may dial 800-291-5365; international participants may dial 617-614-3922. The access code for the live call is 59935540. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the call is 81379873. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

About ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims, except as expressly required by law, any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others, such risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31, (unaudited)		Twelve Months Ended December 31, (unaudited)
	2005	2004	2005	2004
Revenue:
Product Sales, net	$3,613	$(165)	$10,382	$1,619
License Fees	70	70	278	278
Total Revenue	3,683	(95)	10,660	1,897
Cost of products sold	1,231	788	3,542	1,427
Gross profit margin	2,452	(883)	7,118	470
Operating expenses:
Research and development	4,907	3,492	16,611	15,583
Selling, general and administrative	8,662	5,380	30,599	25,841
Total operating expenses	13,569	8,872	47,210	41,424
Loss from operations	(11,117)	(9,755)	(40,092)	(40,954)
Interest income/ (expense), net	382	97	1,612	530
Net loss	$(10,735)	$(9,658)	$(38,480)	$(40,424)
Net loss per common share, basic and diluted	$(0.41)	$(0.50)	$(1.51)	$(2.22)
Shares used in computing net loss per common share, basic and diluted	25,887	19,322	25,490	18,190

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	December 31, 2005	December 31, 2004
Cash and short-term investments	$38,626	$27,748
Working capital	32,990	18,872
Total assets	45,339	30,373
Total stockholders’ equity	30,335	15,318

SOURCE ISTA Pharmaceuticals, Inc.

CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals, Inc.; or Media - Justin Jackson, jjackson@burnsmc.com, or Investors - Lisa Burns, or Laura Siino, lsiino@burnsmc.com, all of Burns McClellan, +1-212-213-0006